Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Leigh Ann Williams	Matt Beasley
	(405) 553-6947	(405) 558-4600

Enable Midstream Announces Fourth Quarter and Year-End 2020 Financial and Operating Results

•Fully funded the partnership’s business plan in 2020, including capital and distributions, while reducing total debt levels
•Achieved record annual Ark-La-Tex Basin natural gas gathered volumes and Anadarko Basin crude oil gathered volumes
•Recent contracting successes demonstrate the long-term value of Enable’s transportation assets
•Gulf Run Pipeline project continues to progress and is well-positioned to serve growing liquefied natural gas markets

OKLAHOMA CITY (Feb. 24, 2021) - Enable Midstream Partners, LP (NYSE: ENBL) today announced financial and operating results for fourth quarter and year-end 2020.

Net income attributable to limited partners was $96 million for fourth quarter 2020, an increase of $78 million compared to $18 million of net income for fourth quarter 2019. Net income attributable to common units was $87 million for fourth quarter 2020, an increase of $78 million compared to $9 million of net income for fourth quarter 2019. Net cash provided by operating activities was $214 million for fourth quarter 2020, a decrease of $37 million compared to $251 million for fourth quarter 2019. Adjusted EBITDA was $249 million for fourth quarter 2020, a decrease of $25 million compared to $274 million for fourth quarter 2019. Distributable cash flow (DCF) was $161 million for fourth quarter 2020, a decrease of $16 million compared to $177 million for fourth quarter 2019.

Net income attributable to limited partners was $88 million for full-year 2020, a decrease of $308 million compared to $396 million of net income for full-year 2019. Net income attributable to common units was $52 million for full-year 2020, a decrease of $308 million compared to $360 million of net income for full-year 2019. Enable’s net income for full-year 2020 was impacted by a $225 million non-cash other than temporary impairment on its investment in Southeast Supply Header, LLC (SESH) in the third quarter of 2020. Net cash provided by operating activities was $757 million for full-year 2020, a decrease of $185 million compared to $942 million for full-year 2019. Adjusted EBITDA was $988 million for full-year 2020, a decrease of $159 million compared to $1,147 million for full-year 2019. DCF was $670 million for full-year 2020, a decrease of $114 million compared to $784 million for full-year 2019.

Exhibit 99.1
For fourth quarter 2020, DCF exceeded declared distributions to common unitholders by $89 million, resulting in a distribution coverage ratio of 2.24x. For full-year 2020, DCF exceeded declared distributions to common unitholders by $382 million, resulting in a distribution coverage ratio of 2.33x.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio, please see “Non-GAAP Financial Measures.”

MANAGEMENT PERSPECTIVE

“I am proud of our team’s accomplishments in 2020, from maintaining safe and reliable operations through the collapse in crude prices and global pandemic to generating solid financial and operational results,” said Rod Sailor, president and CEO. “Our team’s strength and dedication were further on display during Winter Storm Uri as Enable employees across the company immediately went to work around the clock to maximize vital natural gas deliveries.”

BUSINESS HIGHLIGHTS

Enable contracted over 2,000,000 Dth/d of firm transportation capacity in 2020. These contracting efforts have extended the firm transportation volume-weighted-average remaining contract life for Enable Gas Transmission, LLC, Enable Mississippi River Transmission, LLC (MRT) and Enable Oklahoma Interstate Transmission (EOIT) from 4.1 years at year-end 2019 to 4.7 years at year-end 2020, further demonstrating the long-term value of Enable’s transportation assets. Enable’s SESH joint venture also recently renewed 200,000 Dth/d of firm capacity with an electric utility customer through 2030.

The Gulf Run Pipeline project is progressing on schedule. Enable has responded to all Federal Energy Regulatory Commission (FERC) data requests and remains optimistic the project will receive its final certificate in the coming months. The project is backed by a 20-year commitment for 1.1 billion cubic feet per day (Bcf/d) from cornerstone shipper Golden Pass LNG and is expected to be placed into service in late 2022, subject to FERC approval. While the currently filed project scope provides for capacity in excess of Golden Pass’s firm commitment, Enable continues to review the scope in light of current contracting levels, commercial dialogue and construction costs.

Construction continues on EGT’s MASS project, and the project is still anticipated to be placed into service during the second quarter of 2021. The MASS project is underpinned by a firm, five-year commitment, and the project is designed to deliver gas from the Anadarko and Arkoma Basins to delivery points with access to emerging Gulf Coast markets and growing demand markets in the Southeast.

As of Feb. 17, 2021, there were 11 rigs across Enable’s footprint that were drilling wells expected to be connected to Enable’s gathering systems. Five of those rigs were in the Anadarko Basin, and six were in the Ark-La-Tex Basin. There remains an inventory of drilled but uncompleted wells (DUCs) behind Enable’s gathering systems with 75 DUCs in the Anadarko Basin, four DUCs in the Ark-La-Tex Basin and 82 DUCs in the Williston Basin. These DUCs provide an inventory of wells producers can complete without investing drilling capital.

Exhibit 99.1
ENERGY TRANSFER TRANSACTION

As previously announced, Energy Transfer LP (NYSE: ET) and Enable have entered into a definitive merger agreement whereby Energy Transfer will acquire Enable in an all-equity transaction valued at approximately $7 billion. Under the terms of the agreement, Enable common unitholders will receive 0.8595 ET common units for each Enable common unit. In addition, each outstanding Enable Series A preferred unit will be exchanged for 0.0265 Series G preferred units of Energy Transfer. The transaction will include a $10 million cash payment for Enable’s general partner. The transaction is expected to close in mid-2021 and is subject to the satisfaction of customary closing conditions, including Hart Scott Rodino Act clearance. Upon closing, Enable unitholders are expected to own approximately 12% of Energy Transfer’s outstanding common units.

QUARTERLY DISTRIBUTIONS

As previously announced, on Feb. 12, 2021, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.16525 per unit on all outstanding common units for the quarter ended Dec. 31, 2020. The distribution is unchanged from the previous quarter and represents Enable’s 27th consecutive quarterly distribution since the partnership’s initial public offering in April 2014. The quarterly cash distribution of $0.16525 per unit on all outstanding common units will be paid March 1, 2021, to unitholders of record at the close of business Feb. 22, 2021.

As also previously announced, the board declared a quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units for the quarter ended Dec. 31, 2020. The quarterly cash distribution of $0.625 per unit on all outstanding Series A Preferred Units was paid Feb. 12, 2021, to unitholders of record at the close of business Feb. 12, 2021.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.28 trillion British thermal units per day (TBtu/d) for fourth quarter 2020, a decrease of 7% compared to 4.62 TBtu/d for fourth quarter 2019. The decrease was primarily a result of lower production activity across all basins.

Natural gas processed volumes were 2.23 TBtu/d for fourth quarter 2020, a decrease of 13% compared to 2.57 TBtu/d for fourth quarter 2019. The decrease was due to lower processed volumes across all basins.

Crude oil and condensate gathered volumes were 125.82 thousand barrels per day (MBbl/d) for fourth quarter 2020, a decrease of 18% compared to 153.06 MBbl/d for fourth quarter 2019. The decrease was primarily due to a decrease in crude oil and condensate gathered volumes in the Anadarko Basin, partially offset by an increase in crude oil gathered volumes in the Williston Basin.

Transported natural gas volumes were 5.05 TBtu/d for fourth quarter 2020, a decrease of 16% compared to 5.99 TBtu/d for fourth quarter 2019. The decrease was primarily due to decreased production in the Anadarko Basin, which contributed to lower utilization of Enable’s interstate and intrastate pipelines.

Interstate transportation firm contracted capacity was 6.20 Bcf/d for fourth quarter 2020, a decrease of 2% compared to 6.30 Bcf/d for fourth quarter 2019. The decrease was primarily related to contract expirations.

Exhibit 99.1

Intrastate transportation average deliveries were 1.70 TBtu/d for fourth quarter 2020, a decrease of 19% compared to 2.09 TBtu/d for fourth quarter 2019. The decrease was primarily due to decreased production activity in the Anadarko Basin.

FOURTH QUARTER FINANCIAL PERFORMANCE

Revenues were $704 million for fourth quarter 2020, a decrease of $27 million compared to $731 million for fourth quarter 2019. Revenues are net of $110 million of intercompany eliminations for fourth quarter 2020 and $84 million of intercompany eliminations for fourth quarter 2019.

Gathering and processing segment revenues were $555 million for fourth quarter 2020, a decrease of $24 million compared to $579 million for fourth quarter 2019. The decrease in gathering and processing segment revenues was primarily due to:
•a decrease in revenues from natural gas liquids (NGL) sales primarily driven by lower sales due to lower processed volumes, partially offset by higher recoveries of ethane,
•a decrease in natural gas gathering revenues due to lower gathered volumes in the Anadarko Basin and lower shortfall fees associated with the expiration of certain minimum volume commitment contracts in the Ark-La-Tex Basin,
•a decrease in realized gains on natural gas, condensate and NGL derivatives,
•a decrease in processing service revenues due to lower processed volumes under fee-based arrangements, partially offset by higher consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to an increase in retained volumes at higher average market prices and
•a decrease in crude oil, condensate and produced water gathering revenues primarily due to a decrease in gathered crude oil volumes in the Anadarko Basin, partially offset by an increase in gathered crude oil volumes in the Williston Basin and by customer project reimbursements.

These decreases were partially offset by:
•an increase in revenues from natural gas sales due to higher average sales prices, partially offset by lower sales volumes and
•an increase in changes in the fair value of natural gas, condensate and NGL derivatives.

Transportation and storage segment revenues were $259 million for fourth quarter 2020, an increase of $23 million compared to $236 million for fourth quarter 2019. The increase in transportation and storage segment revenues was primarily due to:
•an increase in revenues from natural gas sales primarily due to higher sales volumes and higher average sales prices and
•an increase in firm transportation and storage services due to higher recognized rates subsequent to the settlement of the MRT rate case, partially offset by lower interstate contracted capacity.

These increases were partially offset by:
•a decrease in volume-dependent transportation and storage revenues due to lower off-system intrastate transportation rates and lower transported volumes due to decreased production activity in the Anadarko Basin and
•a decrease in realized gain on natural gas derivatives.

Exhibit 99.1
Gross margin was $392 million for fourth quarter 2020, a decrease of $18 million compared to $410 million for fourth quarter 2019.

Gathering and processing segment gross margin was $250 million for fourth quarter 2020, a decrease of $21 million compared to $271 million for fourth quarter 2019. The decrease in gathering and processing segment gross margin was primarily due to:
•a decrease in natural gas gathering fees due to lower gathered volumes and lower shortfall fees associated with the expiration of certain minimum volume commitment contracts in the Ark-La-Tex Basin,
•a decrease in revenues from natural gas sales due to lower sales volumes, partially offset by higher average sales prices,
•a decrease in realized gains on natural gas, condensate and NGL derivatives,
•a decrease in processing service revenues due to lower processed volumes under fee-based arrangements, partially offset by higher consideration received from percent-of-proceeds, percent-of-liquids and keep-whole processing arrangements due to an increase in retained volumes at higher average market prices and
•a decrease in crude oil, condensate and produced water gathering revenues primarily due to a decrease in gathered crude oil volumes in the Anadarko Basin, partially offset by an increase in gathered crude oil volumes in the Williston Basin and by customer project reimbursements.

These decreases were partially offset by:
•an increase in revenues from NGL sales due to higher recoveries of ethane at higher average market prices and
•an increase in changes in the fair value of natural gas, condensate and NGL derivatives.

Transportation and storage segment gross margin was $142 million for fourth quarter 2020, an increase of $3 million compared to $139 million for fourth quarter 2019. The increase in transportation and storage segment gross margin was primarily due to:
•an increase in firm transportation and storage services due to higher recognized rates subsequent to the settlement of the MRT rate case, partially offset by lower interstate contracted capacity,
•an increase due to write-downs to lower of cost or net realizable value adjustments related to natural gas storage inventories for fourth quarter 2019 with none for fourth quarter 2020 and
•an increase in changes in the fair value of natural gas derivatives.

These increases were partially offset by:
•a decrease in volume-dependent transportation and storage revenues due to lower off-system intrastate transportation rates and lower transported volumes due to decreased production activity in the Anadarko Basin and
•a decrease in realized gain on natural gas derivatives.

Operation and maintenance and general and administrative expenses were $130 million for fourth quarter 2020, a decrease of $7 million compared to $137 million for fourth quarter 2019. The decrease in operation and maintenance and general and administrative expenses was primarily due to a decrease in materials and supplies and outside services due to the timing of operation and maintenance activities, a decrease in field equipment rentals, a decrease in professional services due to higher rate case costs in the prior year, a decrease in office and travel expenses due to travel restrictions and employees working remotely and a decrease due to collection of previously reserved customer collectibles. These decreases were partially offset by an increase in payroll-related costs

Exhibit 99.1
primarily driven by the voluntary retirement program, an increase in losses on retirement of assets and an increase in remediation costs associated with our Williston Basin operations.

Depreciation and amortization expense was $106 million for fourth quarter 2020, a decrease of $4 million compared to $110 million for fourth quarter 2019. The decrease in depreciation and amortization expense was primarily related to new depreciation rates implemented in the prior year, which resulted in higher depreciation expense in 2019 for certain assets with shorter remaining useful lives, as compared to 2020, partially offset by additional assets placed in service.

Interest expense was $42 million for fourth quarter 2020, a decrease of $6 million compared to $48 million for fourth quarter 2019. The decrease was primarily due to lower interest rates on the partnership’s short-term borrowings.

Capital expenditures were $63 million for fourth quarter 2020, compared to $79 million for fourth quarter 2019. Expansion capital expenditures were $25 million for fourth quarter 2020, compared to $39 million for fourth quarter 2019. Maintenance capital expenditures were $38 million for fourth quarter 2020, compared to $40 million for fourth quarter 2019.

Enable uses derivatives to manage commodity price risk, and the gain or loss associated with these derivatives is recognized in earnings. Enable’s net income attributable to limited partners and net income attributable to common units for fourth quarter 2020 included a $5 million gain on commodity derivative activity, compared to a $2 million gain on commodity derivative activity for fourth quarter 2019, resulting in an increase in net income of $3 million. The increase of $3 million is comprised of an increase related to the change in fair value of commodity derivatives of $12 million and a decrease in realized gain on commodity derivatives of $9 million. Enable’s net income attributable to limited partners and net income attributable to common units for full-year 2020 included a $10 million gain on commodity derivative activity, compared to a $16 million gain on commodity derivative activity for full-year 2019, resulting in a decrease in net income of $6 million. The decrease of $6 million is comprised of a decrease related to the change in fair value of commodity derivatives of $2 million and a decrease in realized gain on commodity derivatives of $4 million.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing fourth quarter and year-end results is scheduled today at 10 a.m. EST (9 a.m. CST). The toll-free dial-in number to access the conference call is 833-968-1938, and the international dial-in number is 778-560-2726. The conference call ID is 2070646. Investors may also listen to the call via Enable’s website at https://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

ANNUAL REPORT

Enable today filed its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (SEC).

The Form 10-K is available to view, print or download from the SEC filings page under the Investor Relations section on the Enable Midstream website at https://investors.enablemidstream.com.

Unitholders may order a printed copy of the Form 10-K by contacting Enable Midstream Investor Relations at 405-558-4600 or ir@enablemidstream.com.

Exhibit 99.1

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at https://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://enablemidstream.com. On the Investor Relations section of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the Investor Relations section of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:
•Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;
•press releases on quarterly distributions, quarterly earnings and other developments;
•governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;
•information on events and presentations, including an archive of available calls, webcasts and presentations;
•news and other announcements that Enable may post from time to time that investors may find useful or interesting; and
•opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 14,000 miles of natural gas, crude oil, condensate and produced water gathering pipelines, approximately 2.6 Bcf/d of natural gas processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50%), approximately 2,200 miles of intrastate pipelines and seven natural gas storage facilities comprising 84.5 billion cubic feet of storage capacity. For more information, visit https://enablemidstream.com.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Enable’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Enable’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Brokers and nominees, and not Enable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Exhibit 99.1
NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio in this press release based on information in its consolidated financial statements.
Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:
•Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;
•The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;
•Enable’s ability to incur and service debt and fund capital expenditures; and
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, DCF, Adjusted interest expense and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Exhibit 99.1
FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements pertaining to our pending merger with Energy Transfer LP and our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, as updated by this press release. In particular, our statements with respect to continuity plans and preparedness measures we have implemented in response to the novel coronavirus (COVID-19) pandemic and its expected impact on our business, operations, earnings and results are forward-looking statements. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release, our Annual Report on Form 10-K for the year ended Dec. 31, 2020 (Annual Report). Those risk factors and other factors noted throughout this press release and in our Annual Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made, and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1
ENABLE MIDSTREAM PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$368	$377	$1,132	$1,533
Service revenue	336	354	1,331	1,427
Total Revenues	704	731	2,463	2,960
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	312	321	965	1,279
Operation and maintenance	105	116	418	423
General and administrative	25	21	98	103
Depreciation and amortization	106	110	420	433
Impairments of property, plant and equipment and goodwill	—	86	28	86
Taxes other than income tax	17	15	69	67
Total Cost and Expenses	565	669	1,998	2,391
Operating Income	139	62	465	569
Other Income (Expense):
Interest expense	(42)	(48)	(178)	(190)
Equity in earnings (loss) of equity method affiliate, net	1	5	(210)	17
Other, net	(1)	1	6	3
Total Other Expense	(42)	(42)	(382)	(170)
Income Before Income Tax	97	20	83	399
Income tax benefit	—	—	—	(1)
Net Income	$97	$20	$83	$400
Less: Net income (loss) attributable to noncontrolling interest	1	2	(5)	4
Net Income Attributable to Limited Partners	$96	$18	$88	$396
Less: Series A Preferred Unit distributions	9	9	36	36
Net Income Attributable to Common Units	$87	$9	$52	$360

Basic and diluted earnings per unit
Basic	$0.20	$0.02	$0.12	$0.83
Diluted	$0.19	$0.02	$0.12	$0.82

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$368	$377	$1,132	$1,533
Service revenue	336	354	1,331	1,427
Total Revenues	704	731	2,463	2,960
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	312	321	965	1,279
Gross margin	$392	$410	$1,498	$1,681

Reportable Segments
Gathering and Processing
Product sales	$348	$353	$1,087	$1,449
Service revenue	207	226	799	889
Total Revenues	555	579	1,886	2,338
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	305	308	936	1,203
Gross margin	$250	$271	$950	$1,135

Transportation and Storage
Product sales	$127	$106	$340	$487
Service revenue	132	130	541	551
Total Revenues	259	236	881	1,038
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	117	97	332	491
Gross margin	$142	$139	$549	$547

Exhibit 99.1

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$96	$18	$88	$396
Depreciation and amortization expense	106	110	420	433
Interest expense, net of interest income	42	47	177	188
Income tax benefit	—	—	—	(1)
Distributions received from equity method affiliate in excess of equity earnings	(1)	—	8	8
Impairment of investment in equity method affiliate	—	—	225	—
Non-cash equity-based compensation	3	3	13	16
Change in fair value of derivatives (1)	(4)	8	13	11
Other non-cash losses (2)	8	3	31	12
Impairments of property, plant and equipment and goodwill	—	86	28	86
Gain on extinguishment of debt	—	—	(5)	—
Noncontrolling Interest Share of Adjusted EBITDA	(1)	(1)	(10)	(2)
Adjusted EBITDA	$249	$274	$988	$1,147
Series A Preferred Unit distributions (3)	(9)	(9)	(36)	(36)
Distributions for phantom and performance units (4)	—	—	(1)	(10)
Adjusted interest expense (5)	(41)	(48)	(175)	(191)
Maintenance capital expenditures	(38)	(40)	(107)	(126)
Current income tax	—	—	1	—
DCF	$161	$177	$670	$784

Distributions related to common unitholders (6)	$72	$144	$288	$570

Distribution coverage ratio (7)	2.24	1.23	2.33	1.38
___________________
(1)Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.
(2)Other non-cash losses includes write-downs and net loss on sale and retirement of assets.
(3)Represents the quarterly cash distributions on the Series A Preferred Units declared for the three and nine months ended December 31, 2020 and 2019. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.
(4)Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.
(5)See below for a reconciliation of Adjusted interest expense to Interest expense.
(6)Represents cash distributions declared for common units outstanding as of each respective period. Amounts for 2020 reflect estimated cash distributions for common units outstanding for the quarter ended December 31, 2020.
(7)Distribution coverage ratio is computed by dividing DCF by Distributions related to common unitholders.

Exhibit 99.1

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$214	$251	$757	$942
Interest expense, net of interest income	42	47	177	188
Noncontrolling interest share of cash provided by operating activities	(2)	(2)	(5)	(4)
Current income tax	—	—	1	—
Other non-cash items (1)	—	(2)	—	2
Proceeds from insurance	—	1	1	1
Changes in operating working capital which (provided) used cash:
Accounts receivable	22	(21)	(5)	(37)
Accounts payable	(37)	(32)	9	78
Other, including changes in noncurrent assets and liabilities	15	24	32	(42)
Return of investment in equity method affiliate	(1)	—	8	8
Change in fair value of derivatives (2)	(4)	8	13	11
Adjusted EBITDA	$249	$274	$988	$1,147
____________________
(1)Other non-cash losses includes write-downs of assets.
(2)Change in fair value of derivatives includes changes in the fair value of derivatives that are not designated as hedging instruments.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense	$42	$48	$178	$190
Interest income	—	(1)	(1)	(2)
Amortization of premium on long-term debt	—	2	1	6
Capitalized interest on expansion capital	—	1	2	2
Amortization of debt expense and discount	(1)	(2)	(5)	(5)
Adjusted interest expense	$41	$48	$175	$191

Exhibit 99.1
ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Operating Data:
Natural gas gathered volumes—TBtu	394	426	1,558	1,666
Natural gas gathered volumes—TBtu/d	4.28	4.62	4.26	4.56
Natural gas processed volumes—TBtu (1)	205	236	802	925
Natural gas processed volumes—TBtu/d (1)	2.23	2.57	2.19	2.53
NGLs produced—MBbl/d (1)(2)	127.74	128.45	123.66	128.58
NGLs sold—MBbl/d (2)(3)	130.61	131.9	128.40	131.59
Condensate sold—MBbl/d	6.42	7.56	6.48	7.41
Crude oil and condensate gathered volumes—MBbl/d	125.82	153.06	124.84	128.46
Transported volumes—TBtu	462	551	1,993	2,254
Transported volumes—TBtu/d	5.05	5.99	5.45	6.18
Interstate firm contracted capacity—Bcf/d	6.20	6.30	6.05	6.31
Intrastate average deliveries—TBtu/d	1.70	2.09	1.79	2.14
____________________
(1)Includes volumes under third-party processing arrangements.
(2)Excludes condensate.
(3)NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Anadarko
Gathered volumes—TBtu/d	2.14	2.42	2.07	2.34
Natural gas processed volumes—TBtu/d (1)	1.96	2.19	1.87	2.10
NGLs produced—MBbl/d (1)(2)	115.75	116.78	110.91	113.20
Crude oil and condensate gathered volumes—MBbl/d	91.46	122.23	95.44	92.70
Arkoma
Gathered volumes—TBtu/d	0.41	0.44	0.42	0.47
Natural gas processed volumes—TBtu/d (1)	0.06	0.08	0.08	0.09
NGLs produced—MBbl/d (1)(2)	3.65	4.04	3.88	5.42
Ark-La-Tex
Gathered volumes—TBtu/d	1.73	1.76	1.77	1.75
Natural gas processed volumes—TBtu/d	0.21	0.30	0.24	0.34
NGLs produced—MBbl/d (2)	8.34	7.63	8.87	9.96
Williston
Crude oil gathered volumes—MBbl/d	34.36	30.83	29.40	35.76
__________________
(1)Includes volumes under third-party processing arrangements.
(2)Excludes condensate.